File No. 333-127054
Filed Pursuant to Rule 424(b)(3)

GIGABEAM CORPORATION

Supplement No. 1 dated October 26, 2006 to
Prospectus dated January 27, 2006
_____________________

This supplement contains information relating to the table under the caption “Selling Stockholders” in our January 27, 2006 prospectus.

The disclosure regarding HCFP/Brenner Securities LLC (including the footnotes related thereto) in the Selling Stockholders table included in the prospectus is hereby amended as set forth below, and the following disclosure regarding the shares being offered by Lichtenstein and Goddard Capital LLC is being added.

This prospectus supplement should be read in conjunction with our prospectus, which must be delivered together with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Investing in our securities involves a high degree of risk.

For more information, see "Risk Factors" beginning on page 4 of the accompanying prospectus for a discussion of these risks.

Percentage ownership of common stock is based on 6,008,338 shares of our common stock outstanding as of October 26, 2006. In addition, the table below assumes for calculating each selling security holder's beneficial ownership, both prior to and after this offering, as well as each such selling security holder’s percentage ownership following this offering, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days as of October 26, 2006 have been exercised and converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

The warrants we issued in connection with our October 2004 initial public offering are referred to as “IPO warrants” and our other publicly traded warrants are referred to as the “Z warrants.”

Common stock beneficially
	Number of shares					owned after
	of common stock					the offering
	and IPO warrants			Number of shares of				Percentage
	beneficially owned prior			common stock and IPO		Number		of
	to the offering			warrants being offered		of		outstanding
Name of selling security holder	Shares		Warrants	Shares	Warrants	shares		shares
Lichtenstein and Goddard Capital LLC (1)	98,522	(2)	15,353	30,706	15,353	67,816		*
HCFP/Brenner Securities LLC (3)	315,562	(4)	87,947	175,894	87,947	324,800	(4)	4.99%

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* Less than 1%.

(1) The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities owned by the selling securityholder is Alan Goddard, majority partner of the selling securityholder. The selling securityholder acted as a selling agent for our private financing of Series A redeemable preferred stock and May 2005 warrants from May 2005 through July 2005.

(2) Represents securities underlying (i) a purchase option for 67,816 shares of our common stock and (ii) a purchase option for 15,353 shares of our common stock and/or 15,353 IPO warrants, and includes 15,353 shares of common stock issuable upon exercise of such IPO warrants.

(3) HCFP/Brenner Securities LLC was the underwriter of our IPO, the managing placement agent for our note financing in January and February 2005 and the managing placement agent for our private placements of Series A redeemable preferred stock, Z warrants and common stock conducted during May through July 2005. It also acted as our financial advisor in connection with the November 2005 financing and our private placement of units of Series C preferred stock and common stock purchase warrants in August 2006. The selling securityholder has advised us that the natural person that has voting and dispositive power over its securities is Steven D. Shaffer, managing director of the selling securityholder.

(4) Pursuant to a letter agreement between us and the selling securityholder, the selling security holder is not permitted to exercise its options or warrants to the extent any such exercise would result in its beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such exercise. Without giving effect to such prohibition, the selling securityholder would be deemed to beneficially own 903,047 shares of our common stock prior to the offering, including 1,606 shares of our outstanding common stock, 66,043 shares issuable upon exercise of Z warrants, 659,504 shares issuable upon exercise of financial advisor options and 175,894 shares issuable upon exercise, directly and/or indirectly, of other outstanding purchase options; however, as a result of the 4.99% limitation, the selling securityholder’s beneficial ownership prior to the offering is limited to 315,562 shares and thus does not include 587,485 of such shares. In addition, in the absence of such prohibition, the selling securityholder’s beneficial ownership after the offering would be 727,153 shares of our common stock; however, again, as a result of the 4.99% limit, the selling securityholder’s beneficial ownership after the offering is limited to 324,800 shares and thus does not include 402,352 of such shares.